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                                                           EXHIBIT 99.1

                         Dow Jones & Company
            Second Quarter 2001 Earnings Conference Call
                            July 12, 2001


Peter Kann


Good morning.  Thank you for joining us today.

By now you've seen our press release on second quarter earnings.

Earnings of $ 0.52 per share before special charges and gains were in line with, though at the low end of, the earnings range we indicated in early April, and consistent with what we said at Mid-Year Media that we hoped to achieve for the quarter.

Results in the quarter, and the entire first half, reflect the impact of continuing softness in the advertising environment on all of our advertising-dependent businesses - just as comparisons reflect the exceptionally strong advertising climate which began in June 1999 and ended roughly in the fourth quarter of last year.

Linage at The Wall Street Journal was down 37.4% in the second quarter on a per-issue basis, compared to an increase of 29.8% a year ago.

During our conference call three months ago, we shared our expectation that linage would be down 30-35% in the 2nd quarter -- so, again, our actual experience was somewhat softer than that, but not dramatically so.

Both the strong advertising growth we experienced a year ago, and the sharp downside through which we are now managing, were led by technology and financial advertising -- two sectors in which we have dominant advertising market share. This dominance amplified first our upside and now our downside in the current cycle, relative to others in the newspaper publishing sector. But our experience is generally in line with the national magazines that are our primary competitive group.

As I've said before, we continue to believe that these same categories - technology and financial - remain uniquely well positioned for long-term secular growth. We've responded to the cyclical fall-off in revenues with an aggressive approach to costs. We reduced our 2001 fixed costs by $110 million in the first quarter and by another $40 million in the second quarter, thereby achieving $150 million in cost reductions against originally-planned levels in 2001. Most of these costs are fixed in nature, and have been permanently removed from our expense base.

Regrettably, but unavoidably, this has meant some layoffs. In total 145, Dow Jones employees were laid off in the second quarter, and we have reduced our staff by 429, or 5%, since December 31.

We are quite aware, however, that we cannot cost-cut our way to value creation.



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We're spending a good part of this summer fleshing out our three-year plan for 2002-2004, and we'll be ready to present it to you late this year, but I can say now, as I did last month at Mid-Year Media, that it will be oriented around a four-tier growth strategy.

Tier One is the aggressive pursuit of organic growth opportunities. The centerpiece here will be the color page capacity expansion at the U.S. print Journal beginning in the first quarter of next year, and a number of design changes that we now expect to unveil at the beginning of the second quarter.

Tier Two will be the development of new business opportunities that further leverage our leading brands, including The Wall Street Journal and the Dow Jones brand, and our core competencies in business news and information. The recent track record here, I believe, is strong, from the Online Journal to Sunday Journal to non-English language Dow Jones Newswires, and we're enthusiastic about the sorts of opportunities that lie ahead.

Tier Three is strategic alliances, including acquisitions and partnerships. We're now actively exploring both sorts of moves. But we've gotten authority to take on a somewhat greater level of debt to pursue these sorts of opportunities, and, frankly, I think it's getting to be a pretty good time to be a buyer.

Finally, as we've said, we'll continue to create shareholder value through share repurchase as long as that continues to make the kind of good sense it does today.

Again, we'll have much more to say about these subjects later this year. But they are what we're trying to focus on right now, and I just wanted to share a bit of our thinking with you.

Looking ahead over a shorter time horizon, we have no reason to expect an advertising turnaround in the third quarter, and have certainly not seen one so far in July. Based on a continuation of this year's advertising experience through the third quarter, we would now expect earnings per share in the range of $0.20-$0.30 cents. As Rich Zannino will explain in greater detail, that forecast is conservative, but not foolproof. The onset of a general recession, for instance, which we do not now expect, would place our attaining these numbers at risk. Because providing an estimate about the fourth quarter would be simply guesswork, we aren't prepared to do that at this time.

With that, it is my pleasure to turn our call over to Rich. Then we will be happy to take your questions.

Rich F. Zannino Comments

Thank you Peter and good morning all.

I'd like to cover three topics this morning: first, a closer look at the second quarter; second, some comments on the balance of the year; and third, an elaboration of Peter's theme that we are well-positioned to weather the current downturn and maximize our growth and profitability when the environment improves.

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Second Quarter Results

I'll begin by covering the two special items that we reported this morning.

First, we recorded a pre-tax restructuring charge of $17.2 million, or $0.12 per share, in the quarter, $14.7 million of this was to cover the second quarter workforce reductions referred to earlier by Peter, with the balance for a write-down of some technology assets. By segment, the $17.2 million charge was allocated as follows: $8.3 million in print publishing, $7.1 million in electronic publishing and $1.8 million in corporate.

Second, we recorded a special gain of $8.1 million, or $0.10 per share. This represents the partial reversal of a reserve established at year-end 2000 in connection with our guarantee of certain Telerate payments to Cantor Fitzgerald. This reversal reflects the $11.7 million that Telerate owed and paid to Cantor in the second quarter, net of a $3.6 million charge for the accretion of interest, or discount, on the present value reserve amount.

Excluding these 2 special items, comparable earnings per share were $0.52
- above the $0.47 consensus and slightly above the bottom end of our previous guidance, but well below last year's $1.06 per share. Including special items, EPS was $0.50 compared to $1.13 last year. On a year-to-date, basis, EPS, excluding special items, was $0.69, down 64% from $1.93 last year.

Company-wide, total revenues in the quarter of $484.1 million were down 18%, driven by a 26% decline in advertising revenues. These declines come on top of last year's very strong 16% increase in total revenues and 35% increase in ad revenues. Operating income, before restructuring charges, of $72.9 million declined 54%, after increasing 47% a year ago.

On a year-to-date basis, total revenues of $944 million were down 17%, driven by a 26% decline in advertising revenues. These declines come on top of last year's very strong 18% increase in total revenues and 39% increase in ad revenues. Operating income, before restructuring charges, for the six months of $103.5 million declined 65%, after increasing 63% a year ago.

In response to these declines in our revenues and earnings, we again moved aggressively to reduce our expenses. During the second quarter, we executed fixed cost reductions worth approximately $40 million in 2001 savings. These cuts come on top of the $110 million in 2001 reductions implemented in the first quarter. Consequently, we have reduced our budgeted fixed expenses by $150 million, or 10%, so far in 2001. These cuts involved a reduction in our budgeted headcount of nearly 800 positions, or 9%. Our actual headcount is down 429 FTEs, or 5%, since the beginning of the year.

Evidence of our cost-cutting is found in the fact that our second quarter operating expenses, excluding newsprint, declined by $21 million, or 5%, versus last year. It is also found in the reduction we have made in our capital spending plans for this year - taking it from the originally planned $200 million to our current forecast of about $130 million.

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While these are meaningful reductions, we have not cut corners and we have preserved spending to maintain the premium quality of our brands and products and to fund long term growth projects such as WSJ.com, color print expansion and international growth, to name but a few.

Looking at our results by segment. In Print Publishing, revenues declined 26% to $312.8 million, with operating income before restructuring charges falling 67% to $43.3 million. Our operating margin fell from 32% last year to 14% this year.

These declines were primarily driven by declining ad volume at The Wall Street Journal, where advertising linage declined 36.4% on a per issue basis in June, bringing the second quarter decline to 37.4%.

By advertising category, we experienced a decline of 40.5% in our General linage, after an increase of 39% last year. General represents nearly 60% of our total linage and includes technology, B2C, communications, auto, consumer and other general spending categories. Sharp reductions in e-commerce and communications advertising spending explains more than 80% of our general linage decline in the quarter. Excluding these categories, our General linage would have declined by a much more modest 13% in the quarter.

Technology linage, which represents nearly 20% of our total overall linage, experienced a decline of 58%, after increasing 131% last year. The e-commerce portion of technology was down 80% due to the virtual evaporation of ad spending by B2B e-commerce firms. The balance of technology spending was down only 9% as increases in spending in the P/C and computer hardware areas led by select blue chip tech firms are being more than offset by softness in computer software.

We also saw a decline of 38.6% in our highly cyclical Financial linage category, which comprised about 25% of total linage at the Journal and includes tombstone and other financial advertising. We dominate this category such that if the advertising is there we get it and if it's not we don't. It is cyclically depressed at this time and the current uncertainty in the equity markets and sharply reduced Wall Street deal flow have led to declines in both our tombstone and general financial linage.

We posted a decline of about 18% in Classified and Other linage driven by the soft economy.

While our advertising revenue decline is in line with most of our national advertising competitors, which include national business magazines and newsweeklies, an unusual confluence of events is driving these broad-based linage declines at the Journal.

First, we are up against huge gains achieved last year, when we capitalized on a strong economy and generated increased ad revenues virtually across the board. Second quarter 2000 linage increased nearly 30%. Gains last year were strongest in the technology and financial categories, where we clearly dominate the competition. Taken together, these 2 categories were down 49% in the second quarter this year, after being up 58% in the second quarter of last year.


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Second, we have been whipsawed to the other side of last year's boom with this year's economic slowdown and uncertainty and the bursting of the e-com tech bubble. This has eroded business profitability and confidence, most notably with the Journal's technology and financial customers.

The final event combining to hurt our revenues is the sheer size of our technology and financial services franchises, where, again, we generated 50% of total Journal ad revenues last year. While both of these sectors exhibit very favorable long-term growth characteristics, both are currently quite depressed.

While we cannot predict when advertising will rebound at the Journal, we are taking aggressive steps to reduce our expenses and further grow our leading market share over the long term. We have reduced our current run-rate of expenses below 1999 levels. And we are on schedule and on budget with the $232 million color print expansion of the Journal which will add 20% more overall capacity - and 16 incremental color pages which sell at an approximate 25% premium to black and white. Not only will this enable us to increase ad revenue beginning in the first quarter of 2002, but it will also facilitate an exciting redesign of the paper in the second quarter.

Elsewhere in Print Publishing, Barron's ad pages were down 34% in the quarter against a 34% increase last year.

And the International editions of The Wall Street Journal saw meaningful deterioration in their ad linage during the second quarter, primarily due to lower international bookings by U.S. accounts. Advertising volume at The Wall Street Journal Europe was down 29% in the quarter, against a 37% increase a year ago. Linage at The Asian Wall Street Journal declined 16% in the quarter, compared with a 37% increase a year ago.

Turning to our Electronic Publishing segment, we see much brighter news. Although revenues were flat to last year at $80 million, operating income, before restructuring charges, was up 16% to $14.2 million and our operating margin increased from 15% last year to 18% this year due to expense reductions versus year-ago levels.

This segment, which consists of Dow Jones Newswires, the Online Journal, our vertical internet sites, Dow Jones Indexes and our radio, reference service and licensing businesses, is predominantly subscription based, providing a hedge against the volatility of our advertising-dependent print businesses.

Dow Jones Newswires grew revenue by 4% and improved its profitability during the quarter. Importantly, Bridge is current with all of its post-bankruptcy petition obligations to Newswires.

At the Online Journal, revenue fell to $9.3 million in the quarter from $12.1 million a year ago. However, operating losses were reduced this year versus last year as the revenue impact of falling advertising was more than offset with significant cost reductions at WSJ.com as we rationalize its cost base and further leverage existing resources at Dow Jones and the print Journal. We expect this pattern to continue in the balance of the year.


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Equally as important, the number of WSJ.com subscribers rose strongly in the quarter, to a record 591,000, up 28% from 461,000 a year ago and up 10% from 535,000 at year-end 2000. We believe this represents a 'flight to quality' among readers of business and financial news and information on the web, amid considerable turbulence in the sector and further validates our subscription-based business model.

Factiva, our 50/50 information services joint venture with Reuters, is recorded on our p&l as an equity investment and its full results appear in footnote 10 in our press release.

Factiva had another strong quarter. Revenues rose 10% year-over-year. Our 50% share of Factiva's operating income was $1.7 million compared with $0.4 million last year as its operating margin improved from 1% last year to 5% this year.

Our Ottaway Community Newspaper group posted another strong performance in the second quarter, especially relative to its peer group. Revenues declined less than 2%, to $91 million. And operating income fell only slightly to $25.3 million with operating margins down a bit from 29% last year to 28% this year.

Linage at Ottaway was down 2% with operating expenses below year-ago levels. Roughly 35% of the slight operating profit decline at Ottaway was due to higher newsprint costs. In a challenging environment such as this, Ottaway is doing exceptionally well. Its regional diversification and stable operating performance provides a solid sales and earnings hedge against the volatility inherent at the Journal and Barron's.

Our primary equity investments include: Factiva, our 50% partnerships with CNBC in Europe and Asia; our 50% partnership with Hearst in SmartMoney; our 40% ownership of a newsprint mill in Canada and our 22% interest in Handelsblatt. We continue to see improved profitability in our equity investments as we recorded income of $0.7 million this year against a loss of $3.6 million last year, excluding a $3.2 million non-recurring gain included in last year's equity results, due to improved performance at Factiva, international TV and at most of our other equity investments.

Our investment income in the quarter was down $2.0 million compared to last year due to the elimination of the Bridge dividend and a lower cash balance this year.

Our effective tax rate was 40% this year compared to 39.5% last year.

Looking at some other key figures. Total newsprint consumption was 71,000 tons in the quarter, a 19% decline from a year ago. Our average cost per ton was $626 compared to $539 a year ago, indicating that increased prices cost us approx $6 million in the quarter versus year-ago levels. Newsprint prices have declined and our current cost per ton is $585, which represents an approximate $25 per ton, or $3 million, save vs. our previously forecasted rates for the balance of the year.

Our depreciation & amortization expense in the quarter decreased to $26.6 million from $27.7 million last year. Our capital expenditures were $29 million, down from $45 million last year. We repurchased 871,000 common

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shares at a total cost of $50 million bringing our total repurchases so far this year to 1.6 million shares for $91.8 million. At June 30, we had $495 million remaining on our share repurchase authorization and we ended the quarter with only $200 million in debt outstanding.

Forward Outlook

Looking forward to the third quarter, our guidance is again tempered by the very weak advertising market and difficult comparisons to last year's cyclically high advertising levels. Even though our 3rd quarter, 2000 comps were up only 5%, this nonetheless represents a cyclically high level of advertising linage as it came on top of a very strong 3rd quarter, 1999 comp of 27%, which is when the technology and dot.com advertising boom began.

On top of this tough comparison, recovery, either in the broad economy, or in the technology and financial sectors, is not apparent. Our current ad linage trend in July 2001 is down in the same range as our recent and year-to-date trends of down [35%]. Predicting our results for the quarter is further complicated by the fact that July and August are seasonally low advertising months, with more than 40% of our third quarter ad revenues generally falling in September so if a pickup does occur later in the quarter, it's impact will be strong.

Based on these factors, we are projecting the pattern of linage in the third quarter to be consistent with those we experienced in the first half. This results in a forecasted Wall Street Journal linage decline of down 25% to 30% for the third quarter. Together with continued softness at Barrons and in our International Print businesses, flat performance at Ottaway and moderate strength elsewhere in our portfolio, this implies a low to mid teens revenue decline in the third quarter. Our expenses in the third quarter will again be well below year-ago levels due to our cost reductions. This results in estimated diluted EPS before any special charges of $0.20 to $0.30 per share in the third quarter, compared to $0.55 last year.

In closing, we certainly are operating in a challenging environment. In our view, we are doing all that we can to weather this downturn and to position ourselves to maximize our profitability when the situation improves. We are creating a strong platform for value creation at Dow
Jones:

- We have great brands, products and content.

- We command leading market share in all segments served.

- We dominate national ad categories with excellent secular growth prospects.

- We have reduced our costs virtually to the bone, but not further than that, and we will sustain the majority of these cuts into 2002 and beyond.

- We will have added significantly to our growth potential with the $232 million investment in 20% more print capacity (all in color) at The Wall Street Journal.

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- We are investing and improving profitability at WSJ.com for long-term competitive advantage and growth.

- We have an improving profit trend at our very valuable equity investments.

- We have powerful cash flow and a pristine balance sheet that we project to get even stronger.

- We are determined to use this cash flow and leverage our balance sheet to execute the four-tiered growth strategy outlined by Peter.

- And we are embarked on a new Long Range Planning process designed to develop a specific roadmap to tap the full potential of our brands, products, content and people.

All of these activities are designed to enhance the quality and indispensable appeal of our brands and products and to significantly increase our shareholder value. Our entire management team is committed to this effort.

With that, we'll ask Crystal to open the phone lines and Peter, Gordon Crovitz and I will attempt to answer any questions you may have.


Before signing off, we'd like to let you know that Jerry Leshne will be leaving Dow Jones. We'd like to thank Jerry for his contributions to the Company and for the professionalism, class and grace that he brought to Dow Jones Investor Relations. He certainly will be missed and we wish him all the best in his future endeavors.

Jerry will be with us through the end of this week. Going forward, please feel free to contact either Mark Donohue at 212 626 2711 or me at 212 416 4205 for any assistance that you may require.



Information Relating To Forward-Looking Statements

These remarks contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, business, economic and stock market conditions that are impacting the volume of advertising (in particular IPO, dot-com, technology and financial advertising) in The Wall Street Journal and Barron's, and sales of the company's products and services; the company's ability to reduce costs without harming long term growth prospects; business conditions (growth or consolidation) in the financial services industry, and the tendency of consolidation to negatively impact the market for the company's products and services and advertising; the difficult comparisons the company will face in 2001 in light of the high level of advertising sales revenue achieved at The Wall Street Journal in 2000; the extent to which the company is called upon to perform under the guarantee to Cantor Fitzgerald Securities and Market Data Corporation, and the extent to which Bridge would perform under its agreement to


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indemnify the company in that event; with respect to Dow Jones Newswires, the extent and impact of delays and difficulties that would be encountered in a migration process if Bridge was unable to serve its customers; the intense competition the company's products and services face in the markets for financial news and information and advertising revenues from newspapers, specialized magazines, free and paid Internet publications and services, financial television programming and other new media; the company's ability to increase its circulation and advertising revenues from its international print publications, given competition from local publications and from other international publications; with respect to Newswires, the rate of addition of new subscribers, particularly, outside the U.S., and cancellations of Telerate and Bridge terminals; the company's ability to achieve and maintain a diversified advertising base for its print publications; increased competition in the market for electronic business information and research services and Factiva's ability to increase its market share and revenues in the face of competition from local providers with more local content and from other international providers; WSJ.com's ability to increase its revenues in light of its paid subscription model; the amount of user traffic on the company's Internet sites and the pricing of advertising on Internet sites generally; adverse developments relating to the company's commitments, contingencies and equity investments; potential delays in expanding the company's newspaper page and color printing capacity; potential increased regulation of on-line businesses; the cost of newsprint; and such other risk factors as may have been or may be included from time to time in the company's reports filed with the Securities and Exchange Commission.






























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